Exhibit 99.1

Moleculin Announces Completion of Third Single Ascending Dose (SAD) Cohort in Phase 1a Clinical Trial of WP1122 in the UK

– Preliminary results of third cohort in the first-in-human Phase 1a allows Company to proceed to next single ascending dose (SAD) of 64 mg/kg dose and the first multiple ascending dose (MAD) cohort to commence with 32 mg/kg dose of WP1122 –

HOUSTON, August 19, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today reported preliminary results from the third cohort of the Company’s first-in-human Phase 1a study of WP1122. This cohort consisted of 10 subjects dosed with 32 mg/kg or placebo in the dose escalation trial evaluating the safety and pharmacokinetics (PK) of WP1122 in healthy volunteers in the United Kingdom (UK). Based on the overall results in Cohort 3, the Safety Review Committee (SRC) for the study deemed the third single ascending dose (SAD) cohort dose safe and well-tolerated, allowing the Company to begin its fourth SAD Cohort with a dose escalation to 64 mg/kg. Additionally, dosing of WP1122 in the multiple ascending dose (MAD) cohorts will commence at a total daily dose of 32 mg/kg, which has been shown to be safe in the single dose cohort.

The Phase 1a, first-in-human, randomized, double-blind, placebo-controlled, overlapping SAD and MAD study is investigating the effects of WP1122 administered as an oral solution in healthy human volunteers. It is the first step in a potential investigation of WP1122 for the treatment of COVID-19. Furthering such an investigation is dependent upon the volatility and unpredictability of COVID-19 incidence in various countries and the ability to recruit patients for a feasible study.

Dose escalation is taking place in sequential SAD cohorts, and MAD will now begin as 3 SAD have been successfully completed. This study in healthy volunteers is exploring safety and PK, and possible subsequent antiviral clinical development is intended to be in patients infected with SARS-CoV-2 to further evaluate safety and establish a favorable risk/benefit profile. The Company expects to enroll approximately 80 subjects in this Phase 1 trial.

Walter Klemp, Chairman and Chief Executive Officer of Moleculin commented, “WP1122 has continued to demonstrate the favorable safety and tolerability profile we expected. With three SAD cohorts successfully completed, we can begin the MAD phase of the trial and are another step closer to establishing a maximum tolerated dose. Throughout the three completed cohorts, WP1122 has demonstrated no dose escalating stopping criteria, and we are pleased with the progress of WP1122 toward becoming a potential treatment of certain viral diseases and cancers.”

During the SAD portion of this study, dose escalation will proceed up to a maximum dose of 64 mg/kg as a single dose. Dosing of WP1122 began in SAD at 8 mg/kg as a single dose and has escalated in two-fold increments (i.e., to 16, 32 and now to 64 mg/kg as single doses) in subsequent cohorts. The first dose administered in MAD will be 16 mg/kg every 12 hours (32 mg/kg/day) for 7 days and dosing in the second MAD cohort will escalate to 32 mg/kg every 12 hours (64 mg/kg/day) for 7 days.

For more information about the study, please visit clinicaltrials.gov and reference identifier NCT05195723. Moleculin is also in the process of identifying additional countries where potential future Phase 2 COVID-19 clinical studies could occur and is also in discussions with potential investigators interested in the possible study of WP1122 in other viruses and cancer indications.

About WP1122

WP1122 was developed as a 2-DG prodrug to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG alone in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in female mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses.

While the Company is in the process of identifying additional countries where potential future Phase 2 COVID-19 clinical studies might occur, the volatility and unpredictability of COVID-19 incidence in various countries may limit the ability to recruit certain subjects and could make it infeasible to conduct a Phase 2 clinical trial in a given country. Additionally, Moleculin recently received IND clearance from the U.S. Food and Drug Administration (FDA) to initiate a Phase 1 study of WP1122 for the treatment of Glioblastoma Multiforme (GBM). The Company is seeking collaborators with the intent to commence clinical trials of WP1122 in other viruses and cancer indications including GBM, pancreatic cancer and others.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator designed to be capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers; and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122, for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the results of Moleculin’s preclinical models can be replicated in human trials, Moleculin’s ability to conduct a potential future Phase 2 COVID-19 clinical study, Moleculin’s ability to identify and attract collaborators for additional clinical trials of WP1122, and the ability for WP1122 to be shown safe and effective in humans. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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